EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We have issued our report dated June 1, 2007 (except for Note 15, as to which the date is September ___, 2007), accompanying the financial statements of Bioheart, Inc. and Subsidiaries (a Development Stage Company) (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of SFAS 123(R)) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
Fort Lauderdale, Florida
September ___, 2007
The foregoing consent is in the form that will be signed upon the completion of the stock split described in Note 15 to the consolidated financial statements
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
September 5, 2007